Memorandum and Articles of Association The disclosure under the caption ‘Memorandum and Articles of Association’ contained in Form 20-F for the years ended 31 December 2000, 2001, 2014 and 2018 is incorporated by reference herein, together with the disclosure below. The 2022 Annual General Meeting of HSBC Holdings approved alterations to the Articles of Association to: • reflect recent changes in market practice in relation to hybrid meetings and based on the experience of holding meetings during the Covid-19 pandemic; • include a provision in the interpretation section expanding on what it means for a person to “speak” and “be heard” at a meeting. A provision has also been included dealing with the appointment of a replacement Chair of a general meeting if the original Chair is participating electronically and the facilities the original Chair is using fail, whether temporarily or otherwise; • amend the general meeting postponement provisions to give HSBC Holdings greater flexibility to change the arrangements of the meeting if the Directors consider it impracticable, undesirable or unreasonable to hold the meeting in the way originally envisaged; • provide HSBC Holdings with additional flexibility in dealing with untraced shareholders and rights in relation to the sale of shares owned by shareholders who are untraced after a period of 12 years. The change reflects market practice and safeguards shareholder rights while not placing unduly onerous obligations on HSBC Holdings; • remove the Article that states a Director shall not be required to hold any shares of the Company. This reflects changes in best practice and aligns with the requirements set out in the Directors’ Remuneration Policy; • confirm that if the number of Directors at the end of the annual general meeting is fewer than the required minimum number of Directors prescribed under the Articles, all retiring Directors will be deemed re-appointed as Directors but shall only be able to act for limited purposes; • provide flexibility to the Board and reflect changes in working practice for written resolutions. A Director may indicate their agreement to a proposed Directors’ written resolution by signing one or more copies of it or otherwise indicating their agreement in writing; • give HSBC Holdings the ability to decide that all or part of any dividends or other distributions in respect of a share may be made by distributing non-cash assets of any kind, including shares, debentures or other securities of another company; and • confirm that if HSBC Holdings exercises the power of sale in respect of any share of an untraced shareholder, any dividend payable in respect of the share which is outstanding at that time will be forfeited and cease to remain owing by HSBC Holdings. HSBC Holdings may use those forfeited dividends or other sums for such good causes as it thinks fit.